Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 1 to Post-Effective Amendment No. 1 to Registration Statement Nos. 333-260190 and 333-268631 on Form S-8 (file No. 333-260190), filed on or about March 5, 2024, of SharpLink Gaming, Inc., of our report dated October 11, 2022, relating to the consolidated financial statements of SportsHub Games Network, Inc. and Subsidiaries as of and for the year ended December 31, 2021, appearing in the Annual Report on Form 10-K (as amended) for the year ended December 31, 2022 of SharpLink Gaming Ltd.

/s/ BerganKDV, Ltd.

Minneapolis, Minnesota

March 5, 2024